Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Kate Deck Investor Relations Director Developers Diversified 216.755.5500 kdeck@ddr.com
Developers Diversified Announces Year-End Update and Guidance for 2010
CLEVELAND, OH, January 12, 2010 —Developers Diversified Realty Corporation (NYSE: DDR) today announced an update on 2009 accomplishments as well as its outlook for 2010.
In 2009, the Company completed the following transactions and financing activities, totaling $2.0 billion of capital raised:
-	Sold $320 million of common equity, $113 million to the Otto Group and $207 million through the continuous equity program

-	Completed approximately $590 million in asset sales, of which the Company’s share was approximately $380 million

-	Purchased approximately $816 million face value of its senior unsecured notes in the aggregate through tender offers and through open market purchases at a discount to par of approximately $172 million

-	Issued $300 million face value of 9.625%, 7-year senior unsecured notes

-	Redeemed its interest in the MDT US LLC joint venture

-	Generated approximately $250 million in retained capital

-	Raised over $600 million in new mortgage capital, with a weighted average term of 5.6 years and a weighted average cost of 5.5%

-	Repaid approximately $350 million of consolidated mortgage debt with a weighted average term of 2.2 years

-	Eliminated approximately $1.3 billion of unconsolidated mortgage debt with a weighted average term of 3.1 years (Company’s pro-rata share was $312 million)
In addition, the Company accomplished the following operational activities:
-	Leased over 10.5 million square feet of retail space

-	Re-tenanted or sold over 30% of the 7.5 million square feet vacated by bankrupt retailers in late 2008 and 2009

-	Increased core portfolio leased rate to over 91% at year-end

-	Improved portfolio quality through the disposition of non-prime assets

-	Reduced leasing capital expenditure per square foot by more than 25% from 2008

-	Reduced development expenditures by 65% from 2008

-	Increased portfolio ancillary income by 30% from 2008 to over $30 million

-	Opened Manauara Shopping mall in Brazil in April at 96% leased

-	Decreased recurring general and administrative expenses by approximately $3 million, or 3.5% from 2008
Through all of these activities, plus free cash flow from operations, the Company reduced total consolidated debt to $5.2 billion, an approximate $700 million reduction from year-end 2008. In addition, the Company extended its weighted average debt maturity to more than three years. The Company’s 2010 wholly-owned mortgage debt maturities, excluding loans with extension options, now total approximately $36 million and the Company’s 2010 unsecured debt maturities now total approximately $329 million. Approximately $530 million is currently available for borrowing on the Company’s revolving credit facilities.
Excluding certain estimated non-operating net charges, the Company expects 2009 operating funds from operations to approximate between $1.83 and $1.85 per diluted share. The decrease from 2009 funds from operations per share guidance provided via press release on September 21, 2009, is due in part to a loss on the sale of land and higher interest cost in the fourth quarter. Including certain estimated non-operating net charges, the Company expects 2009 funds from operations (“FFO”) to range between a loss of ($0.89) and ($0.92) per diluted share. The net charges relate primarily to non-cash losses on equity derivative instruments and impairment charges partially offset by gains on the repurchase of debt.
2010 Guidance
The Company expects 2010 FFO per diluted share to be approximately $1.05 — $1.15. The assumptions that drive this guidance include the following:
-	Same store net operating income projected to be approximately flat

-	Year-end leased rate increasing 100 basis points, resulting in a leased rate above 92%

-	$150 million of asset sales

-	Approximately $84 million in general and administrative expenses annually, a reduction of $10 million, or 11%, from 2008

-	Ancillary income increase of approximately 17%

-	Common share dividend to be paid at the minimum level required to maintain REIT status

-	Opportunistic capital raising activity to improve liquidity, extend debt maturities and lower overall leverage
In addition, the Company projects that it will lower its debt to EBITDA ratio, including its pro rata share of joint venture debt and EBITDA, to the mid-8x range and projects that it will lower this ratio on a consolidated basis to the mid-7x range. The Company also expects that it will reduce total consolidated debt to approximately $4.4 billion by year end 2010.
In the Company’s continued effort to improve transparency and simplify its earnings model, 2010 guidance and guidance going forward will not include gains and losses on all asset sales and gains on the repurchase of senior notes. Historically, these gains and losses have represented more than 10% of FFO on an annual basis.
Daniel B. Hurwitz, President and Chief Executive Officer, commented, “While we are pleased with what was accomplished in 2009, we acknowledge that there is much more progress to be made. In 2010, we will continue to focus on aggressively leasing vacant space, improving the quality of our portfolio, prudently reducing leverage, and further enhancing liquidity as we continue positioning our Company for recovery and growth.”
Developers Diversified owns and manages approximately 665 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling approximately 147 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Internet at www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; the outcome of pending or future litigation, including litigation with tenants or joint venture partners; the completion of our financial statements for the year ended December 31, 2009; and the assumptions underlying our guidance for 2010 may be incorrect or may not occur. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.